Accountant's Consent

The Board of Directors
U.S. Wireless Data, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-51534, No. 333-51532 and No. 333-46844) on Form S-8 of U.S. Wireless Data, Inc. of our report dated October 26, 2000, except as to note 10, which is as of December 21, 2000, with respect to the balance sheets of NXT Corporation as of December 31, 1999 and 1998, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years then ended, which report appears in the Form 8-K of U.S. Wireless Data, Inc. dated March 6, 2001.

                                                                             /s/ KPMG LLP

McLean, Virginia
March 6, 2001